                                                                     Exhibit 4.4



                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              VLSI TECHNOLOGY, INC.






     VLSI TECHNOLOGY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:


FIRST:    The name of the Corporation is VLSI TECHNOLOGY, INC.


SECOND:   The Certificate of Incorporation of the Corporation was filed with the
Secretary of State of the State of Delaware (the "Secretary of State") on May 6, 1987; a Restated Certificate of Incorporation was filed with the Secretary of State on September 16, 1987 (the "Restated Certificate of Incorporation"); and a Certificate of Amendment of Restated Certificate of Incorporation was filed with the Secretary of State on August 20, 1992 (the "Prior Amendment").


THIRD:    The Board of Directors of the Corporation, at a meeting duly called and held on February 28, 1995, adopted resolutions (i) proposing certain amendments (the "Amendments") to the Restated Certificate of Incorporation, which Amendments increase the authorized capital stock of the Corporation, and
(ii) declaring said Amendments to be advisable and directing that said Amendments be presented to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed Amendments are as follows:


     "RESOLVED: that the Board of Directors deems it advisable to amend the Restated Certificate of Incorporation of the Corporation;

     RESOLVED FURTHER:   that the following Amendments to the Corporation's
     Restated Certificate of Incorporation are hereby approved by this Board of Directors, and such Amendments shall be presented to the stockholders of the Corporation at the next annual meeting of stockholders for consideration and approval thereof:

          Subparagraphs (a) and (b) of paragraph 4 of the Restated Certificate of Incorporation, as amended by the First Amendment, are hereby amended to read as follows:

               (a) CLASSES OF STOCK. This Corporation is authorized to issue two classes of shares designated respectively "Common Shares" and "Preferred Shares". The total number of shares which this Corporation shall have the authority to issue is One Hundred Two Million (102,000,000), of which One Hundred Million (100,000,000) shall be Common Shares and Two Million (2,000,000) shall be Preferred Shares. Each Common Share and each Preferred Share shall have a par value per share of $.01, and the aggregate par value of the Common Shares and the Preferred Shares shall be $1,000,000 and $20,000, respectively, for an aggregate par value of $1,020,000.

               (b) COMMON SHARES. The Common Shares authorized by this Certificate of Incorporation shall be issued in series. The first series of Common Shares shall be designated "Common Stock" and shall consist of Ninety-Nine Million (99,000,000) shares.
               All other series of Common Shares (other than Common Stock) shall be designated, as a group, "Junior Common Stock", and shall consist in the aggregate of One Million (1,000,000) shares. The first series of Junior Common Stock shall be designated "Series B Common Stock" and shall have the rights, preferences, privileges and restrictions set forth in subparagraph (e) of this paragraph 4."


FOURTH:   At the Annual Meeting of the Stockholders held on April 27, 1995, which was duly called and held upon notice duly given in accordance with Section 222 of the General Corporation Law of the State of Delaware, a majority of the shares of the Corporation's Common Stock outstanding as of the record date for said Annual Meeting of Stockholders was voted in favor of the Amendments, representing the necessary number of shares as required by statute. The only class and series of shares outstanding is Common Stock.


FIFTH:    The Amendments were duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said VLSI TECHNOLOGY, INC. has caused this Certificate of Amendment to be signed by Alfred J. Stein, its Chairman of the Board, President and Chief Executive Officer, and Thomas F. Mulvaney, its Secretary, this 28th day of April, 1995.


                                   BY:  /s/ Alfred J. Stein
                                        ------------------------------------
                                        Alfred J. Stein,
                                        Chairman of the Board, President and
                                        Chief Executive Officer


                                   ATTEST: /s/ Thomas F. Mulvaney
                                           ---------------------------------
                                            Thomas F. Mulvaney,
                                            Secretary


[CORPORATE SEAL]


                                       -3-